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                                                                    EXHIBIT 99.2

                           PROVIDENCE JOURNAL COMPANY

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

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
                         BALANCE AT CHARGED TO CHARGED TO               BALANCE AT
                         BEGINNING  COSTS AND     OTHER                   END OF
DESCRIPTION              OF PERIOD   EXPENSES  ACCOUNTS(1) DEDUCTIONS     PERIOD
- -----------              ---------- ---------- ----------- -----------  ----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
For the year ended
 December 31, 1994...... $2,133,994 $  473,250  $  (2,611)   $(654,433) $1,950,200
For the year ended
 December 31, 1993...... $2,501,627 $1,226,396  $(366,735) $(1,227,294) $2,133,994
For the year ended
 December 31, 1992...... $1,970,891 $1,179,795  $ 322,377  $  (971,436) $2,501,627
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(1) Represents net provision (payment) on contract advertising rebates.